UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SHOALS TECHNOLOGIES GROUP, INC.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Shareholders,
We are pleased to invite you to attend our first Annual Meeting of Shareholders of Shoals Technologies Group, Inc. (“Shoals” or the “Company”) to be held on Thursday, May 5, 2022, at 10 a.m. Eastern Time (the “Annual Meeting”). This year’s Annual Meeting will be conducted virtually, via live audio webcast. Protecting the health and well-being of the attendees (employees, shareholders and the general public) is our top priority. In light of the ongoing risks related to COVID-19, we think a virtual only meeting for this year is advisable. You will be able to attend the meeting online by visiting www.virtualshareholdermeeting.com/SHLS2022. You will be able to submit questions and vote your shares electronically during the meeting by logging in using the 16-digit control number included on your notice of internet availability of proxy materials.
The accompanying proxy statement provides information about the matters we will ask you to consider at the Annual Meeting, which are:
1.
to elect three nominees identified in the accompanying proxy statement to serve as Class I directors until the fiscal year 2025 Annual Meeting and until their successors are duly elected and qualified;

2.	to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and
3.	to transact other business as may properly come before the meeting or any adjournment of the meeting.
Our Board of Directors (the “Board”) has set the record date as March 22, 2022. Only shareholders that owned shares of the Company’s Class A common stock or Class B common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment or postponement thereof. A list of the Company’s shareholders of record will be available at our corporate headquarters located at 1400 Shoals Way, Portland, Tennessee 37148 and on the date of the meeting, on the virtual platform for the Annual Meeting at www.virtualshareholdermeeting.com/SHLS2022.
Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the proxy card. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.
Sincerely,

Brad Forth
Chairman of the Board

NOTICE OF FISCAL YEAR 2022 ANNUAL MEETING OF SHAREHOLDERS
The fiscal year 2022 annual meeting of shareholders of Shoals Technologies Group, Inc. (the “Company”) will be held via the internet at www.virtualshareholdermeeting.com/SHLS2022 on Thursday, May 5, 2022, at 10 a.m. Eastern Time for the following purposes:
1.
to elect three nominees identified in the accompanying proxy statement to serve as Class I directors until the fiscal year 2025 Annual Meeting and until their successors are duly elected and qualified;

2.	to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and
3.	to transact other business as may properly come before the meeting or any adjournment of the meeting.
Shareholders of record as of the close of business on March 22, 2022 are entitled to vote. A list of shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 5, 2022, at 1400 Shoals Way, Portland, Tennessee 37148 and on the date of the meeting, on the virtual platform for the Annual Meeting at www.virtualshareholdermeeting.com/SHLS2022.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2022
The notice of annual meeting, the proxy statement and our fiscal year 2021 annual report are available on our website at https://investor.shoals.com. Additionally, in accordance with the SEC rules, you may access our proxy materials at www.proxyvote.com.
The Notice of Internet Availability of Proxy Materials is first being delivered to the Company’s shareholders of record on or about March 22, 2022.
By Order of the Board of Directors,

MEHGAN PEETZ
General Counsel & Corporate Secretary

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q:	Why did I receive these materials?
The Board of the Company is soliciting your proxy to vote at our fiscal year 2022 Annual Meeting of Shareholders (or at any postponement or adjournment of the meeting). Shareholders who own shares of our Class A common stock or Class B common stock as of the record date, March 22, 2022 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about the Company.
Notice of Internet Availability of Proxy Statement and Annual Report. As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our shareholders electronically via the Internet. The notice of internet availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.
Householding. The SEC rules permit us to print an individual’s multiple accounts on a single set of annual meeting materials. To take advantage of this opportunity, we have summarized on one set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted shareholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the annual meeting materials, as requested, to any shareholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the annual meeting materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding. They will have their own procedures for shareholders who wish to receive individual copies of the proxy materials.
Q:	Who will be entitled to vote?
Shareholders who own shares of our Class A common stock or Class B common stock as of the Record Date, are entitled to vote at the Annual Meeting. As of the Record Date, the Company had approximately 112,273,391 shares of Class A common stock and 54,794,479 shares of Class B common stock outstanding. Holders of shares of Class A common stock and Class B common stock are each entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.
Q:	What will I be voting on?
You will be voting on:
1.	the election of three Class I directors to serve on the Board until the fiscal year 2025 Annual Meeting and until their successors are duly elected and qualified;
2.	the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and
3.	any other business as may properly come before the meeting or any adjournment of the meeting.
Q:	How does the Board recommend I vote on these matters?
The Board recommends you vote:
1.	FOR the election of Ty Daul, Peter Wilver and Toni Volpe as Class I directors;
2.	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2022.

Q:	How do I cast my vote?
Beneficial Shareholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial shareholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial shareholder.
Registered Shareholders. If you hold shares in your own name, you are a registered shareholder and may vote during the virtual Annual Meeting at www.virtualshareholdermeeting.com/SHLS2022. You will need log in by entering your unique 16-digit control number included on your notice of internet availability of proxy materials. Only one person will be able to log in with that unique control number at any time. You can also vote by proxy before the Annual Meeting in the following ways:
1.	via the Internet at www.proxyvote.com;
2.	by phone by calling 1-800-690-6903; or
3.	by signing and returning a proxy card.
Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 4, 2022.
Q:	Can I access the proxy materials electronically?
Yes. Our proxy materials are available at www.proxyvote.com. In addition, instead of receiving future copies of our notice of internet availability and other proxy materials by mail, shareholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. If you would like to instruct us to send electronic copies of our notice of internet availability and other proxy materials, you should follow the instructions available at www.proxyvote.com. Your election to receive future proxy materials by email will remain in effect until you revoke it.
Q:	How may I change or revoke my proxy?
Beneficial Shareholders. Beneficial shareholders should contact their broker, trustee or nominee for instructions on how to change their proxy vote.
Registered Shareholders. Registered shareholders may change a properly executed proxy at any time before its exercise:
1.	via the Internet at www.proxyvote.com;
2.	by phone by calling 1-800-690-6903;
3.	by signing and returning a new proxy card; or
4.	by voting at the virtual Annual Meeting.
Q:	How can I attend the virtual Annual Meeting?
The Annual Meeting is being held as a virtual only meeting this year.
If you are a shareholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at www.virtualshareholdermeeting.com/SHLS2022 and entering your 16-digit control number. This number is included in your notice of internet availability of proxy materials.
If you are a shareholder as of the Record Date and have logged in using your 16-digit control number, you may type questions into the dialog box provided at any point during the meeting (until the floor is closed to questions). The audio broadcast of the Annual Meeting will be archived at www.virtualshareholdermeeting.com/SHLS2022 for at least one year.
If you are not a shareholder as of the Record Date or do not log in using your 16-digit control number, you may still log in as a guest and listen to the Annual Meeting, but you will not be able to ask questions or vote at the meeting.

Q:	Why is the Annual Meeting virtual only?
We are excited to embrace the latest technology to provide ease of access, real-time communication, and cost savings for our shareholders and the Company. Hosting a virtual meeting makes it easy for our shareholders to participate from any location around the world. Further, out of an abundance of caution and in light of the continuing ongoing risks related to COVID-19, we think a virtual only meeting is advisable to protect the health and well-being of the attendees (employees, directors, shareholders and the general public).
Q:	What is the voting requirement to approve each of the proposals, and how are the votes counted?
PROPOSAL 1 - ELECTION OF DIRECTORS
A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the three nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will not impact the election of the nominees.
ALL OTHER PROPOSALS
The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve all other items. Abstentions will be counted as present and entitled to vote on the proposals and will therefore have the effect of a negative vote. There will not be broker non-votes with respect to the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2022.
Q:	When will the results of the vote be announced?
The preliminary voting results will be announced at the virtual Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.
Q:	What is the deadline for submitting a shareholder proposal or director nomination for the fiscal year 2023 Annual Meeting?
Shareholder proposals pursuant to SEC Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of shareholders to be held in fiscal year 2023, must be received by the Company at our principal executive offices at 1400 Shoals Way, Portland, Tennessee 37148 no later than the close of business on November 22, 2022. Shareholders wishing to make a director nomination or bring a proposal before the fiscal year 2023 annual meeting (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Secretary at the Company’s principal executive offices no later than the close of business on February 4, 2023 and not earlier than the close of business on January 5, 2023, assuming the Company does not change the date of the fiscal year 2023 annual meeting of shareholders by more than 30 days before or 70 days after the anniversary of the fiscal year 2022 Annual Meeting. If so, the Company will release an updated time frame for shareholder proposals. Any shareholder proposal or director nomination must comply with the other provisions of the Company’s Bylaws and be submitted in writing to the Secretary at the Company’s principal executive offices.
To comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no later than March 6, 2023.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which is composed of seven directors, six of which are independent under the corporate governance standards of Nasdaq. Our certificate of incorporation (our “Charter”) provides that the authorized number of directors may be changed only by resolution of our Board. Our Charter also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the director class, name, age as of February 22, 2022, and other information for each member of our Board:
Name	Class	Age	Position	Director Since Fiscal Year	Current Term Expires Fiscal Year	Expiration of Term For Which Nominated Fiscal Year
Brad Forth	III	57	Chair of the Board	2021	2024
Jason Whitaker	II	42	Director	2021	2023
Peter Jonna	III	36	Director	2021	2024
Peter Wilver	I	62	Director	2021	2022	2025
Ty Daul	I	54	Director	2021	2022	2025
Toni Volpe	I	50	Director	2021	2022	2025
Lori Sundberg	II	58	Director	2021	2023
The Board believes that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our shareholders, our Board seeks to, as a whole, be competent in key corporate disciplines, including risk management, crisis management, leadership, regulatory issues, reputational issues, accounting and financial acumen, business judgment, governance, social responsibility, strategy and strategic planning. Additionally, we desire that the Board have specific knowledge related to our industry, such as expertise in the solar and energy industries. The Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”) believes that all directors must, at a minimum, meet the criteria set forth in the Company’s Code of Ethics and the Corporate Governance Guidelines, which specify, among other things, that the Nominating and Corporate Governance Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. The Nominating and Corporate Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Nominating and Corporate Governance Committee considers individuals with diverse viewpoints, accomplishments, cultural background, professional expertise, and diversity that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our shareholders. Currently, of the seven directors on our Board, one is a woman. The Nominating and Corporate Governance Committee also will consider a combination of factors for each director, including (a) the nominee’s ability to represent all shareholders without a conflict of interest, (b) the nominee’s ability to work in and promote a productive environment, (c) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director, (d) whether the nominee has demonstrated the high level of character, ethics and integrity expected by the Company, (e) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company, (f) the nominee’s ability to apply sound and independent business judgment and (g) the diverse attributes of the nominee, such as differences in background, qualifications and personal characteristics.

Board Diversity Matrix (As of March 8, 2022)
Total Number of Directors	7
	Female	Male	Non- Binary	Gender Undisclosed
Part I: Gender Identity
Number of directors based on gender identity	1	6	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—
The Nominating and Corporate Governance Committee has determined that all of our directors meet the criteria and qualifications set forth in the Company’s Code of Ethics, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our shareholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and regulatory and social realities of the environment in which we operate, the independence and high-performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for the Company and its shareholders, and guide the long-term sustainable, dependable performance of the Company.
Subject to any earlier resignation or removal in accordance with the terms of our Charter and our Bylaws, our Class I directors will serve until this Annual Meeting, our Class II directors will serve until the annual meeting of shareholders to be held in fiscal year 2023, and our Class III directors will serve until the annual meeting of shareholders to be held in fiscal year 2024. Our Charter provides that our directors may be removed only for cause upon the affirmative vote of at least 66 2∕3% of the voting power of our outstanding shares of stock entitled to vote thereon, with both Class A and Class B Common Stock holders voting together as a single class.
Stockholders Agreement
We are party to a stockholders agreement with Dean Solon, our founder (the “Founder”), Oaktree and other holders of our LLC Interests (the “Stockholders Agreement”). The Stockholders’ Agreement governs matters related to our corporate governance, rights to nominate and designate directors and additional matters. The Stockholders Agreement provides that for so long as the Founder owns at least 10% of the outstanding equity securities of the Company that are not shares of our Class A common stock awarded under an incentive equity plan, the Founder is entitled to nominate one director for election to our board of directors. For a more detailed description of the Stockholders Agreement, see “Related Party Transactions - Stockholders Agreement.”
Shareholder Recommendations for Director Nominees
The Nominating and Corporate Governance Committee will consider shareholder nominations for membership on the Board. For the fiscal year 2023 Annual Meeting, nominations may be submitted to 1400 Shoals Way, Portland, Tennessee 37148, Attn: General Counsel and Secretary, and such nominations will then be forwarded to the Nominating and Corporate Governance Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on February 4, 2023 and not earlier than the close of business on January 5, 2023. Recommendations must also include certain other procedural requirements as specified in our Bylaws.
When filling a vacancy on the Board, the Nominating and Corporate Governance Committee will identify the desired skills and experience of a new director and will nominate individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Nominating and Corporate Governance Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates will then be evaluated based on the process outlined in our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee charter, and the same process will be used for all candidates, including candidates recommended by shareholders.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.
Name	Class	Age	Position	Director Since	Current Term Expires Fiscal Year	Expiration of Term For Which Nominated Fiscal Year
Peter Wilver	I	62	Director	2021	2022	2025
Ty Daul	I	54	Director	2021	2022	2025
Toni Volpe	I	50	Director	2021	2022	2025
Each nominee was recommended for re-election by the Nominating and Corporate Governance Committee for consideration by the Board and our shareholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.
Director Nominees to Serve for a Three-Year Term Expiring at the Fiscal Year 2025 Annual Meeting.
Peter Wilver. Peter Wilver began serving on our Board in January 2021. Mr. Wilver was Executive Vice President and Chief Administrative Officer of Thermo Fisher Scientific Inc. (“Thermo Fisher”), a leading provider of laboratory products and services, from August 2015 until his retirement in March 2017 and had previously spent 11 years as the Chief Financial Officer of Thermo Fisher (formerly Thermo Electron) from October 2004 until July 2015. Before joining Thermo Electron in 2000, Mr. Wilver held financial leadership roles at General Electric and Grimes Aerospace Company, and at Honeywell International, where he most recently served as Vice President and Chief Financial Officer of the electronic materials business. Mr. Wilver currently serves on the Board of Directors of Evoqua Water Technologies, where he is Chair of the Audit Committee and a member of the Compensation Committee, and previously Tenet Healthcare, where he was a member of the Audit and Human Resources Committees and CIRCOR International, where he was a member of the Audit and Compensation Committees. Mr. Wilver is a certified public accountant. Mr. Wilver holds a Bachelor of Science in Business Administration degree (summa cum laude) in Accounting from The Ohio State University.
We believe Mr. Wilver’s experience in strategic planning and business development as well as in leading the financial, accounting and investor relations functions of large, multi-national manufacturing companies qualifies him to serve as a director of our Board.
Ty Daul. Ty Daul began serving on our Board in March 2021. Mr. Daul is Chief Executive Officer and a member of the Board of Directors of Primergy Solar, a developer, owner and operator of both distributed and utility scale solar PV and energy storage projects across North America. Prior to Primergy, Mr. Daul served as Vice President of Canadian Solar’s energy project development business throughout North and South America and was President of Recurrent Energy Group, a wholly owned subsidiary of Canadian Solar that functions as the company’s U.S. project development arm. In addition, Mr. Daul served on the Board of 8point3 Energy Partners, the SunPower-First Solar publicly traded Yieldco. Prior to joining SunPower, he co-founded Element Power in 2009 and oversaw the company’s wind and solar businesses in the Americas for five years. With more than three decades of experience in the power generation industry, Mr. Daul has been integrally involved in more than 8 GW of operating renewable projects representing well over $11 billion of total investment. Ty’s energy industry experience also includes seven years at PPM Energy/Iberdrola Renewables, Entergy and Newport Generation. He was on the Board of Directors of the Solar Energy Industries Association for nearly three years and served on the Wind Solar Alliance Board for more than seven years. He earned a B.S. in mechanical engineering from the University of Washington and an MBA from Texas A&M University.
We believe Mr. Daul’s expertise in the energy industry and his experience as a seasoned leader with an ability to execute complex transactions across diverse technologies and teams qualifies him to serve as a director of our Board.

Toni Volpe. Toni Volpe began serving on our Board in March 2021. Mr. Volpe is Chief Executive Officer and Board Member of Falck Renewables S.p.A., a global leader in the development, design, construction and management of renewable energy plants and infrastructure. Under his leadership, the company expanded geographically in Europe and the U.S. with growth in wind and solar energy, and into the energy flexibility and efficiency sectors in Italy, implementing a significant investment plan in both digital and physical assets. Prior to Falck Renewables, Mr. Volpe served in various senior leadership positions at Enel Green Power (EGP). As President and Chief Executive Officer of EGP North America, Mr. Volpe led the company’s portfolio diversification geothermal, solar, mini-hydro, wind, and biomass, and built pipelines of projects in various technologies. Substantial growth in installed capacity and gross margin allowed EGP NA to become a leading owner and operator of renewable energy plants in the United States and Canada. He graduated magna cum laude in Management, Economics and Industrial Engineering, at Polytechnic of Milan and obtained his MBA from Columbia Business School.
We believe Mr. Volpe’s broad experience in the energy industry qualifies him to serve as a director of our Board.
Continuing Directors
Class II Directors (terms expiring in fiscal year 2023)
Jason Whitaker. Jason Whitaker has been our Chief Technology Officer from October 2009 to September 2017, President and Chief Technology Officer from September 2017 to December 2019, and President and Chief Executive Officer from January 2020 to date. Prior to joining the Company, Mr. Whitaker served as Co-Owner at Thunder Heart Performance Corp. with varying roles in Operations and Engineering between 1994 and 2009. Mr. Whitaker holds a Bachelor of Science degree in Mechanical Engineering from Tennessee Technological University.
We believe Ms. Whitaker’s extensive senior leadership experience and comprehensive knowledge of our business and perspective of our day-to-day operations qualifies him to serve as a director of our Board.
Lori Sundberg. Ms. Sundberg is Executive Vice President and Chief Human Resources Officer for Western Digital Corporation, leading key global human resources initiatives and people strategies. Ms. Sundberg has more than 30 years of experience in developing and aligning HR strategy with business needs. She has led large corporate initiatives focused on culture, organization effectiveness, diversity, leadership development, merger and acquisitions, and total rewards. Before joining Western Digital, she served as SVP, Global Human Resources at Jacobs, a global provider of technical, professional and construction services. Sundberg has also served as SVP, Human Resources and Ethics at Arizona Public Services Company, the largest electric utility in Arizona, and advanced through a series of HR leadership roles at American Express. Ms. Sundberg holds a Bachelor of Science degree in Business Management from Brigham Young University.
We believe Ms. Sundberg’s extensive experience in managing human resources and leading complex corporate initiatives qualifies her to serve as a director of our Board.
Class III Directors (terms expiring in fiscal year 2024)
Brad Forth. Chair. Mr. Forth has spent his entire career in the energy industry. Mr. Forth began his career as a design engineer at Power Measurement, Inc. in 1988, where he was responsible for pioneering research in the field of digital power metering and energy management systems. Mr. Forth remained at Power Measurement in various capacities for 18 years, the last nine as its Chief Executive Officer from 1999 to 2005. In 2006, Mr. Forth joined GFI Energy Group as a Partner until 2009. Mr. Forth was a Managing Director at Oaktree from 2009 to 2016 and, most recently, he was a Senior Advisor to Oaktree’s GFI Energy Group from 2016 to 2021. Mr. Forth was a former board member of Xantrex Technology, The Kirlin Group and OpTerra Energy Group, and a former board chair of GT Solar Incorporated, Turbine Generator Maintenance, Cannon Technologies, GoodCents and TenK Solar. Mr. Forth is currently a board member of Array Technologies, a publicly held solar tracking and solutions company. Mr. Forth received a Bachelor of Electrical Engineering degree from the University of Victoria in Canada. Mr. Forth was winner of the 2002 Ernst and Young award for “Pacific Entrepreneur of the Year - Technology and Communications” and has been a member of Young Presidents’ Organization since 1998.
We believe Mr. Forth’s expertise in the energy industry qualifies him to serve as a director of our Board.

Peter Jonna. Peter Jonna has worked in Oaktree’s GFI Energy Group since 2013, where he is responsible for sourcing, executing and overseeing investments in leading companies in the energy, utility and industrials sectors. Mr. Jonna has been a Managing Director at Oaktree since January 2020. Mr. Jonna’s prior positions include serving as a Senior Vice President from July 2017 to January 2020 and as a Vice President from July 2015 to July 2017. Mr. Jonna presently serves on the boards of directors of: Building Infrastructure Solutions Group, a privately held building services company; Renewable Energy Infrastructure Group, a privately held renewable energy services company; Montrose Environmental Group, Inc., a publicly held environmental services company; Infrastructure & Energy Alternatives, Inc., a publicly held infrastructure construction company; and Array Technologies, a publicly held solar tracking and solutions company. Mr. Jonna previously served on the board of directors of Sterling Lumber Company. Prior to joining Oaktree, Mr. Jonna was an investment analyst in the Americas investment team of the UBS Infrastructure Asset Management strategy, investing directly in energy, power and transportation infrastructure assets. Mr. Jonna began his career as a project development engineer in Skanska’s Large Projects Group which focused on developing and constructing public private partnerships and infrastructure development projects. Mr. Jonna earned an M.S. in civil engineering from Stanford University and a B.S. in civil engineering from University of California, Los Angeles.
We believe Mr. Jonna’s expertise in the energy, utility and industrials sectors qualifies him to serve as a director of our Board.
Controlled Company
Upon the closing of our initial public offering on January 29, 2021, registered with the SEC on file number 333-251830 (our “IPO”), we no longer qualified as a “controlled company” for purposes of certain exemptions from the Nasdaq corporate governance standards. Under the Nasdaq listing requirements, a company that ceases to be a controlled company must comply with the independent board committee requirements as they relate to the nominating and corporate governance and compensation committees on the following phase-in schedule: (1) one independent committee member at the time it ceases to be a controlled company, (2) a majority of independent committee members within 90 days of the date it ceases to be a controlled company and (3) all independent committee members within one year of the date it ceases to be a controlled company. Additionally, the Nasdaq listing requirements provide a 12-month phase-in period from the date a company ceases to be a controlled company to comply with the majority independent board requirement. Effective March 22, 2021, the Board appointed Ty Daul, Lori Sundberg and Toni Volpe to the Board and to the committees as further described below, each of which director the Board determined to be an independent director as defined under the corporate governance standards of Nasdaq. At such time, we had fully independent Board committees. Effective July 19, 2021, upon closing of our follow-on offering, registered with the SEC on file number 333-257856 (the “Follow-on Offering”), whereby Oaktree sold the remainder of its common stock in the Company, Frank Cannova and Jason Lee resigned from our Board, both of whom were employees of Oaktree. At such time, we had a majority independent Board.
Director Independence
Our Board has determined that Ty Daul, Brad Forth, Peter Jonna, Lori Sundberg, Toni Volpe and Peter Wilver meet the Nasdaq requirements to be independent directors.
Board Meetings and Committees
Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.
We became a public company upon the completion of our IPO in January 2021. For the year ended December 31, 2021, our Board held 7 meetings. Our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee were each formed in connection with the closing of the IPO. During our fiscal year 2021, the Audit Committee held 7 meetings, the Compensation Committee held 10 meetings and the Nominating and Corporate Governance Committee held 3 meetings. Directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. In fiscal 2021, each director attended at least 90% of the meetings of the Board during such director’s tenure and the total number of meetings held by any of the committees of the Board on which the director served.

Each of our standing committees has a written charter which is available on the Investor Relations page of our website at https://investor.shoals.com. Our website is not part of this notice and proxy statement.
The table below sets forth the composition of our Board committees as of February 22, 2022:
Board Member	Audit Committee	Compensation, Committee	Nominating and Corporate Governance Committee
Brad Forth		X	X (Chair)
Jason Whitaker
Peter Jonna		X
Peter M. Wilver	X (Chair)		X
Ty Daul	X
Toni Volpe	X
Lori Sundberg		X (Chair)	X
Audit Committee
Our Audit Committee is composed of Messrs. Wilver, Daul and Volpe, with Mr. Wilver serving as Chair of the committee. Our Board has determined that Messrs. Wilver, Daul and Volpe meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable corporate governance standards of Nasdaq.
In addition, our Board has determined that Mr. Wilver is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This designation does not impose on Mr. Wilver any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board.
The Audit Committee is responsible for, among other matters:
1.	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;
2.	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
3.
discussing the scope and results of the audits with our independent registered public accounting firm and reviewing, with management and that accounting firm, our interim and year-end operating results;

4.	reviewing our policies on risk assessment and risk management;
5.
reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

6.	reviewing the adequacy of our internal control over financial reporting;
7.	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
8.
recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

9.	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
10.	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;
11.	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

12.	reviewing and discussing with management and our independent registered public accounting firm our earnings releases and scripts.
Compensation Committee
Our Compensation Committee is composed of Ms. Sundberg, Mr. Forth and Mr. Jonna, with Ms. Sundberg serving as Chair of the committee.
The Compensation Committee is responsible for, among other matters:
1.	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
2.	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining and approving the compensation of our Chief Executive Officer;
3.	reviewing and recommending for approval of the Board the compensation of our other executive officers;
4.	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Compensation and Nominating committee;
5.	conducting the independence assessment outlined in Nasdaq rules with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
6.	reviewing and establishing our overall management compensation, philosophy and policy;
7.	overseeing and administering our compensation and similar plans;
8.	reviewing and making recommendations to our Board with respect to director compensation;
9.	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K; and
10.	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the Nasdaq.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is composed of Ms. Sundberg, Mr. Forth and Mr. Wilver, with Mr. Forth serving as Chair of the committee.
The Nominating and Corporate Governance Committee is responsible for, among other matters:
1.	developing and recommending to our Board criteria for board and committee membership;
2.
identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees, ensuring that qualified director candidates with a diversity of gender, ethnicity, tenure, skills and experience are included;

3.	developing and recommending to our Board best practices and corporate governance principles;
4.	developing and recommending to our Board a set of corporate governance guidelines;
5.	reviewing and monitoring the development and implementation of the Company’s Environmental, Social and Governance (“ESG”) goals, and provide guidance to the Board on such matters;
6.	developing and recommending to the Board a CEO succession plan;
7.	reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board; and
8.	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the Nasdaq.
Board Leadership Structure
The following section describes our Board leadership structure, the reasons our Board considers that this structure is appropriate at this time, the roles of various positions, and related key governance practices.

Our Board believes that the mix of experienced independent directors and non-independent directors, our Board committee composition and the separation of the roles of Chair and Chief Executive Officer benefit the Company and its shareholders.
Independence
Our Board has an effective mix of independent directors and non-independent directors. Our Board includes six independent directors, including our Chair.
Chair and Chief Executive Officer
With respect to the roles of Chair and Chief Executive Officer, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Since the IPO, the roles of Chair and Chief Executive Officer have been separated. The Board believes that, at this time, separating the roles of Chair and Chief Executive Officer is the most effective leadership structure because it allows Mr. Whitaker to focus on the management of the Company and day-to-day operations, and allows Mr. Forth, our Chair, to leverage his strong background to provide strategic guidance and effective oversight of management.
Self-Evaluation
Our Nominating and Corporate Governance Committee was established upon the completion of our IPO in January 2021. Going forward, our Nominating and Corporate Committee will conduct an annual performance evaluation to determine whether the Board, its committees, and management are functioning effectively. We expect that this will include survey materials as well as individual conversations between each director and the Chair. The evaluation will focus on the Board’s and the committees’ contributions to the Company, with an enhanced focus on areas in which the Board or management believes that the Board could improve.
As part of the annual Board self-evaluation, the Board will evaluate whether the current leadership structure continues to be appropriate for the Company and its shareholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.
Management Succession
The Nominating and Corporate Governance Committee reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation and evaluates the Chief Executive Officer’s performance in light of these goals and objectives. The Nominating and Corporate Governance Committee recommends to the Board the Chief Executive Officer’s compensation level or changes to such level based on the evaluation of the Chief Executive Officer’s performance and any other factors the Nominating and Corporate Governance Committee deems relevant.
The entire Board works with the Nominating and Corporate Governance Committee to evaluate potential successors to the Chief Executive Officer and other officers.
Hedging Transactions
Pursuant to our Insider Trading Policy, we prohibit our employees, directors and officers from engaging in hedging transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Additionally, directors, officers and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.
Risk Oversight
Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, to improve long-term organizational performance, and to enhance shareholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full Board in reviewing our business is an integral aspect of its assessment of the Company’s risk profile and also its determination of what constitutes an appropriate level of risk.
While our full Board has overall responsibility for risk oversight, it has delegated primary oversight of certain risks to its committees. Our Audit Committee monitors our major financial risk exposures and cybersecurity risks, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents to the Company. Our Compensation Committee oversees the design and implementation of our compensation and benefits programs and policies and monitors the incentives created by these programs and policies to determine whether they encourage excessive risk-taking. Our Compensation Committee also assesses the relationship between risk management policies and practices and compensation, and evaluates compensation policies and practices that could mitigate any such risk. Our Nominating and Corporate Governance Committee also oversees our major corporate governance risks.
In connection with its reviews of the operations of our business, our full Board addresses the primary risks associated with our business, such as regulatory and legal risks and strategic planning. Our Board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge. Relatedly, our Board has been closely monitoring and overseeing management’s plans with respect to the COVID-19 pandemic, its effects on our business, and risk mitigation strategies.
We are committed to ensuring our Board and its committees are consistently updated on threats to our business and receive consistent updates on risk mitigation processes. At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to what we believe are the most significant risks that could affect our business, such as legal and regulatory risks, privacy risks, and financial, tax and audit related risks.
Code of Ethics
We have adopted a Code of Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our Code of Ethics is available on the Investor Relations page of our website at https://investor.shoals.com. We intend to disclose any amendments to the Code of Ethics, or any waivers of its requirements, on our website or in public filings.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or Nominating and Corporate Governance Committee.
Communications by Shareholders and Other Interested Parties with the Board
Shareholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending regular mail to:
Shoals Technologies Group, Inc.
1400 Shoals Way
Portland, TN 37148
Telephone: 615-323-9836
Attention: Board of Directors
c/o General Counsel and Secretary
Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. The Company will receive the communications and process them before forwarding them to the addressee. The Company may also refer communications to other departments within the Company. The Company generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of the Company as of February 22, 2022:
Name	Age	Position
Jason Whitaker	42	Chief Executive Officer
Dr. Philip Garton	61	Chief Financial Officer
Mehgan Peetz	40	General Counsel & Corporate Secretary
Jason Whitaker has been our Chief Technology Officer from October 2009 to September 2017, President and Chief Technology Officer from September 2017 to December 2019, and President and Chief Executive Officer from January 2020 to date. Prior to joining the Company, Mr. Whitaker served as Co-Owner at Thunder Heart Performance Corp. with varying roles in Operations and Engineering between 1994 and 2009. Mr. Whitaker holds a Bachelor of Science degree in Mechanical Engineering from Tennessee Technological University.
Dr. Philip Garton joined the Company as Chief Financial Officer in December 2017 with more than 25 years of experience in senior financial roles at numerous global organizations. Prior to joining the Company, Dr. Garton served as the Chief Financial Officer for several manufacturing and distribution companies, including JM Swank, LLC between 2016 and 2017 and Springs Window Fashions between 2009 and 2015. Dr. Garton is a Certified Public Accountant and a Chartered Global Management Accountant. Dr. Garton holds a Bachelor of Arts degree in Economics and a Bachelor of Business Administration degree in Accounting from Southern Methodist University, a Master of Business Administration degree in Finance from Southern Methodist University, a Master of Business Administration degree from Cornell University’s Samuel Curtis Johnson Graduate School of Management, and a Doctor of Business Administration degree from the University of Florida’s Warrington College of Business.
Mehgan Peetz joined the Company as our General Counsel in December 2020. Prior to joining the Company, Ms. Peetz served as the Deputy General Counsel & Assistant Corporate Secretary at SmileDirectClub from August 2019 until December 2020 and as Commercial Counsel at Current, powered by GE, and GE Lighting from September 2015 to June 2019 (known as GE Lighting and Current, powered by GE, between September 2015 and March 2016). Prior to her service as in-house counsel, Ms. Peetz was an associate at Kirkland & Ellis LLP from June 2008 to July 2014 and Ropes & Gray LLP from July 2014 to July 2015. Ms. Peetz holds a Bachelor of Arts degree in Pre-Medical Studies and Psychology from the University of Notre Dame and a Doctor of Law degree from the University of Michigan Law School.

EXECUTIVE AND DIRECTOR COMPENSATION
The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC and may contain statements regarding future individual and company performance targets and goals. These targets and goals should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last two completed fiscal years.
Overview
This section discusses the material components of the executive compensation program for our Chief Executive Officer and our two most highly compensated officers other than our Chief Executive Officer (collectively, our “Named Executive Officers”) for the fiscal year ended December 31, 2021 (the “2021 Fiscal Year”). For the 2021 Fiscal Year, our Named Executive Officers and their positions were as follows:
Named Executive Officers for the 2021 Fiscal Year
Name	Principal Position in 2021
Jason Whitaker	Chief Executive Officer
Mehgan Peetz	Chief Legal Officer, Secretary
Jeffery Tolnar	SVP, Electric Vehicle Solutions
Historically, the compensation of our Named Executive Officers has consisted of a base salary, annual cash bonus opportunities, long-term incentive compensation in the form of equity awards and other benefits, as described below. As also described below, Named Executive Officers are eligible to receive certain payments and benefits upon a termination of employment under certain circumstances in accordance with the terms of their employment agreement or offer letter, as applicable.

Summary Compensation Table
The following table summarizes the compensation awarded to, earned by or paid to our Named Executive Officers for the 2021 Fiscal Year and 2020 Fiscal Year.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Jason Whitaker (Chief Executive Officer)	2021	$435,000	$149,853	$3,000,021	$0	$99,868	$3,684,742
	2020	$98,846	$249,568	$0	$1,850,000	$19,891	$2,223,286
Mehgan Peetz (Chief Legal Officer, Secretary)	2021	$350,000	$122,525	$2,000,014	$0	$0	$2,472,539
	2020	$0	$200,000	$0	$0	$0	$200,000
Jeffrey Tolnar (SVP, Electric Vehicle Solutions)(6)	2021	$206,890	$100,000	$809,098	$0	$107,136	$1,223,124
(1)	Amounts in this column reflect the base salary earned by each Named Executive Officer.
(2)
Amounts in this column reflect, for the 2021 Fiscal Year, (i) discretionary annual bonuses paid to each of the Named Executive Officers in fully-vested shares of Class A common stock, and (ii) an additional $10,000 end-of-year discretionary bonus paid to each of the Named Executive Officers.

(3)
Amounts in this column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of awards of restricted stock units that were granted to the Named Executive Officers in the 2021 Fiscal Year. Please see the “Outstanding Equity Awards at Fiscal Year End” table below for further details on these grants.

(4)
Amounts reported in the “Option Awards” column reflect long-term incentives in the form of Class C Common Units in Shoals Parent that were intended to be “profits interest” for federal income tax purposes and were held through Shoals Management Holdings LLC. In connection with the Company’s IPO, these Class C Common Units were converted into Common Units of Shoals Parent.

(5)
Amounts in this column reflect, for the 2021 Fiscal Year, (i) in the case of Mr. Whitaker: (a) $4,667 in vehicle tax fees paid by the Company, (b) a $70,540 vehicle buy-out payment to Mr. Whitaker, (c) $5,367 in employer matching contributions paid pursuant to the Company’s 401(k) plan, and (d) $19,294 in company-paid health insurance, and (ii) in the case of Mr. Tolnar: (a) $75,370 in relocation expenses reimbursed by the Company, and (b) a $31,766 tax gross-up payment in respect of the taxes incurred in connection with the relocation reimbursement payment.

(6)	Mr. Tolnar was hired by the Company in the 2021 Fiscal Year and therefore did not have any 2020 Fiscal Year compensation.
Narrative Disclosure to the Summary Compensation Table
Base Salary and Annual Bonus
As of December 31, 2021, Mr. Whitaker’s, Ms. Peetz’s and Mr. Tolnar’s annualized base salaries were $435,000, $350,000 and $280,000, respectively, and their target annual bonuses were 50% of their annualized base salaries.
Employment Agreements and Offer Letters
Jason Whitaker and Mehgan Peetz
In December 2020, the Company’s subsidiary, Shoals Technologies Group, LLC (the “Employer”), entered into an employment agreement with each of Mr. Whitaker and Ms. Peetz memorializing their base salary, target bonus opportunity, paid vacation, reimbursement of reasonable business expenses, severance benefits and eligibility to participate in the Shoals Technologies Group, Inc. 2021 Long-Term Incentive Plan (the “LTIP”) and in the Employer’s benefit plans generally.
The employment agreements for Mr. Whitaker and Ms. Peetz include a “best-net” cutback provision that provides that, in the event any payments or benefits provided under the agreement or any other arrangement with the Employer or its affiliates constitute “parachute payments” within the meaning of Section 280G of the Code, then such payments and/or benefits will either be (i) provided to the applicable executive in full or (ii) reduced to the extent necessary to avoid the excise tax imposed by Section 4999 of the Code, whichever results in the applicable executive receiving a greater amount on an after-tax basis.
The employment agreements for Mr. Whitaker and Ms. Peetz provide for certain severance benefits upon a resignation by the applicable executive for “good reason” or upon a termination by the Employer without “cause”. Please see the section entitled “Additional Narrative Disclosure—Potential Payments Upon Termination” below for more details regarding the severance benefits each Named Executive Officer is eligible to receive.

The employment agreements for Mr. Whitaker and Ms. Peetz include a perpetual confidentiality and intellectual property assignment covenants. In addition, the agreements prohibit the applicable executive from, during the term of employment and for a period of 24 months thereafter, (i) soliciting customers and employees of the Employer and its affiliates and (ii) competing against the Employer and its affiliates within certain geographical areas.
The employment agreement for Ms. Peetz also provides for an initial award of restricted stock units that was granted under the LTIP in connection with the IPO. Please see the section entitled “Narrative Disclosure to the Summary Compensation Table—Shoals Technologies Group, Inc. 2021 Long-Term Incentive Plan” below for more details regarding this equity award.
Jeffrey Tolnar
In March 2021, the Employer entered into an offer letter with Mr. Tolnar memorializing his base salary, target bonus opportunity, paid vacation, reimbursement of relocation expenses, severance benefits and eligibility to participate in the LTIP and in the Employer’s benefit plans generally.
The offer letter for Mr. Tolnar provides for certain severance benefits upon a termination by the Employer without “cause”. Please see the section entitled “Additional Narrative Disclosure—Potential Payments Upon Termination” below for more details regarding the severance benefits each Named Executive Officer is eligible to receive.
Long-Term Equity Compensation
We did not have a formal policy covering the grant of equity compensation awards to our Named Executive Officers in Fiscal Year 2021, but we believe that equity compensation provides our Named Executive Officers with a strong link to our long-term performance and helps to align the interests of our Named Executive Officers and our stockholders. Accordingly, the Compensation Committee (or our board of directors) periodically reviews the equity compensation of our Named Executive Officers and from time to time may grant awards as it deems appropriate, and is in the process of establishing a comprehensive go-forward pay philosophy.
Shoals Technologies Group, Inc. 2021 Long-Term Incentive Plan
The Company maintains the LTIP, which was adopted in Fiscal Year 2021. Each of our Named Executive Officers are eligible to participate in the LTIP, which provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock-based awards or cash awards to employees and consultants of the Company and its affiliates and non-employee directors on our board of directors. The Compensation Committee determines the size and vesting terms of all awards made under the LTIP and administers all other aspects of the LTIP.
In November 2021 the Compensation Committee granted time-based restricted stock units to each of the Named Executive Officers. Each such award of restricted stock units vests 33 1/3% on each of the first three anniversaries of September 13, 2021, subject to continued employment through the applicable vesting date.
Ms. Peetz also received a one-time award of time-based restricted stock units under the LTIP (the “Peetz RSUs”) on January 29, 2021 with a grant date value of $1,500,000, partially as a buyout of otherwise forfeited compensation. A portion of the Peetz RSUs with a grant date value of $400,000 vested immediately upon grant. On each anniversary of the grant date, 25% of the remaining Peetz RSUs will vest subject to Ms. Peetz’s continued employment through each applicable vesting date.
Mr. Tolnar also received a one-time award of time-based restricted stock units under the LTIP on March 31, 2021 with a grant date value of $309,084, with 25% of such restricted stock units vesting on the first four anniversaries of the grant date, subject to Mr. Tolnar’s continued employment through the applicable vesting date.
Upon a Named Executive Officer’s termination of service, any unvested restricted stock units are automatically forfeited. However, if the Named Executive Officer is terminated without “cause” (as defined in the LTIP), the portion of the restricted stock units that would have vested on the first vesting date following such termination will accelerate and vest, and all then-unvested restricted stock units will be automatically forfeited. In the event of a “change in control” (as defined in the LTIP), (i) to the extent the restricted stock units are not assumed by the surviving entity in connection with such change in control, 100% of the restricted stock units will accelerate and fully vest, or (ii) to the extent the restricted stock units are assumed by the surviving entity in connection with such change in control, upon the Named Executive Officer’s termination without “cause” within the 24-month period following the change in control, 100% of the restricted stock units will accelerate and fully vest. In the event the Named Executive Officer is terminated due to death or Disability (as defined in the LTIP), any unvested restricted stock units held by such Named Executive Officer as of the date of termination will accelerate and fully vest, unless otherwise determined by the Compensation Committee. Please see the “Outstanding Equity Awards at Fiscal Year End” table below for further details on the grants of restricted stock units to the Named Executive Officers.
Shoals Management Holdings LLC Incentives
Mr. Whitaker was previously granted long-term incentives in the form of Class C Common Units in Shoals Parent that were intended to be “profits interest” for federal income tax purposes and were held through Shoals Management Holdings LLC. In connection with the Company’s IPO in Fiscal Year 2021, these Class C Common Units were converted into Common Units of Shoals Parent.
Outstanding Equity Awards at Fiscal Year End
The following table reflects information regarding outstanding equity-based awards held by Messrs. Whitaker, Tolnar and Ms. Peetz as of December 31, 2021.
		Stock Awards
	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Jason Whitaker	November 8, 2021	91,828	$2,231,420

Jeffrey Tolnar	March 31, 2021	14,376	$349,337
	November 8, 2021	15,305	$371,912

Mehgan Peetz	January 29, 2021	44,000	$1,069,200
	November 8, 2021	15,305	$371,912
(1)
On November 8, 2021, each Named Executive Officer was granted time-based restricted stock units, which vest 33 1/3% on each of the first three anniversaries of September 13, 2021 subject to continued employment through the applicable vesting date. In addition, (i) Ms. Peetz was granted time-based restricted stock units in connection with the IPO, with 16,000 fully vested upon grant and the remaining 44,000 vesting 25% on each of the first four anniversaries of the IPO, subject to continued employment through the applicable vesting date, and (ii) Mr. Tolnar was granted time-based restricted stock units on March 31, 2021, which vest 25% on each of the first four anniversaries of the grant date, subject to continued employment through the applicable vesting date.

(2)	The values of the 2021 restricted stock units included in this column are based on $24.30, the closing price of the Company’s Class A common stock on December 31, 2021.
Additional Narrative Disclosure
Employee and Retirement Benefits
We have not maintained, and do not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan. We currently make available a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees, including the Named Executive Officers, can make voluntary pre-tax contributions, if eligible. We do provide matching employer contributions to employees’ accounts under the plan. All contributions under the plan are subject to certain annual dollar limitations, which are periodically adjusted for changes in the cost of living. In Fiscal Year 2021 we amended our retirement plan to a Traditional Safe Harbor Plan in which we make matching contributions intended to qualify under the Safe Harbor Rules of the Internal Revenue Service.
Potential Payments Upon Termination
The employment agreements for Mr. Whitaker and Ms. Peetz provide that upon a termination of the applicable executive’s employment by the Employer without “cause” or by the applicable executive with “good reason,” each as defined therein, subject to the applicable executive’s execution of a fully effective release of claims in favor of the Employer and continued compliance with applicable restrictive covenants, the applicable executive is eligible to receive base salary continuation payments and payment or reimbursement of a portion of continuation coverage premiums under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 for 12 months (or 24 months for Mr. Whitaker). In addition, Ms. Peetz is entitled to immediate vesting of the number of Peetz RSUs equal to (a) the number of full calendar quarters that have elapsed since the last vesting date preceding the date of termination, divided by 16, multiplied by (b) the number of Peetz RSUs originally granted.
The offer letter for Mr. Tolnar provides that upon a termination by the Employer without “cause” (which is not defined), Mr. Tolnar will be eligible to receive base salary continuation payments for three months.
The employment agreements for Mr. Whitaker and Ms. Peetz generally provide that “cause” means (i) the applicable executive’s material breach of the employment agreement or any other agreement with the Employer or its affiliates, (ii) the applicable executive’s breach of any policy or code of conduct established by the Employer or its affiliates, (iii) the applicable executive’s violation of any law applicable to the workplace or the Employer or its affiliates (including any law regarding anti-discrimination, anti-harassment or anti-retaliation), (iv) the applicable executive’s gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement that has or could reasonably be expected to have an adverse effect on the Employer or its affiliates, (v) the commission by the applicable executive of, or conviction or indictment of the applicable executive for, or plea of nolo contendere by the applicable executive to, any felony or any crime involving moral turpitude, or (vi) the applicable executive’s willful failure or refusal to perform the applicable executive’s duties or to follow any lawful directive from the Employer or the board of directors of Shoals Parent, subject to a 30-day cure right, if curable. The employment agreements for Mr. Whitaker and Ms. Peetz generally provide that “good reason” means, subject to certain notice and cure conditions, (i) a material diminution in the applicable executive’s base salary or authority, duties and responsibilities, (ii) the relocation of the applicable executive’s principal place of employment by more than 50 miles, or (iii) for Mr. Whitaker only, any other action or inaction that constitutes a material breach by the Employer of the employment agreement.
Each of the grants of restricted stock units made to the Named Executive Officers are subject to specified acceleration treatment upon certain termination events. Please see the section entitled “Long-Term Incentive Plan” above and the “Outstanding Equity Awards at Fiscal Year End” table above for details on the grants of restricted stock units to the Named Executive Officers and a discussion on the acceleration treatment of such restricted stock units upon certain termination events.
Director Compensation
The following table summarizes the compensation awarded or paid to the members of our board of directors for the fiscal year ended 2021.
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Brad Forth	$74,222	$10,050,018	$0	$0	$0	$0	$10,124,240
Peter Jonna(2)	$58,556	$225,006	$0	$0	$0	$0	$283,562
Dean Solon(3)	$256,450	$0	$0	$0	$0	$331,912	$588,362
Peter Wilver	$85,333	$325,006	$0	$0	$0	$0	$410,339
Lori Sundberg	$56,000	$300,008	$0	$0	$0	$0	$356,008
Toni Volpe	$46,667	$300,008	$0	$0	$0	$0	$346,675
Ty Daul	$46,667	$300,008	$0	$0	$0	$0	$346,675
Jason Lee(2)	$29,804	$75,002	$0	$0	$0	$0	$104,806
Frank Cannova(2)	$27,582	$75,002	$0	$0	$0	$0	$102,584
(1)	Amounts in this column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of stock awards that were granted to our directors in the 2021 Fiscal Year.
On January 29, 2021, the following directors were awarded time-based restricted stock units in connection with the IPO vesting 25% on each of the first four anniversaries of January 29, 2021.
(i)	Brad Forth was granted 375,000 restricted stock units with a grant date fair value of $9,375,000 and
(ii)	Peter Wilver was granted 4,000 restricted stock units with a grant date fair value of $100,000

On August 19, 2021, the following directors were granted awards of time-based restricted stock units:
(i)	Lori Sundberg, Toni Volpe and Ty Daul were each granted 3,385 restricted stock units (each with a grant date fair value of $99,993), which vest on the first anniversary of March 22, 2021; and
(ii)
Brad Forth was granted 15,234 restricted stock units (with a grant date fair value of $450,012), and Peter Jonna, Peter Wilver, Ty Daul, Toni Volpe and Lori Sundberg were each granted 5,078 restricted stock units (each with a grant date fair value of $150,004), in each case, which vest on June 10, 2022.

On August 19, 2021, the following directors were granted fully-vested awards of shares of Class A common stock:
(i)	Brad Forth was granted 7,617 shares (with a grant date fair value of $225,006);
(ii)	Peter Jonna, Jason Lee, Frank Cannova and Peter Wilver were each granted 2,539 shares (each with a grant date fair value of $75,002); and
(iii)	Ty Daul, Toni Volpe and Lori Sundberg were each granted 1,693 shares (each with a grant date fair value of $50,011).
(2)
Peter Jonna, Jason Lee and Frank Cannova are employees of Oaktree and have agreed or are otherwise obligated to transfer all or a portion of the compensation they receive for their service as directors to Oaktree.

(3)
Dean Solon, the founder of the Company, served as an employee and executive member of our board of directors during Fiscal Year 2021. As of February 21, 2022, Mr. Solon had resigned from his position as an employee and from our board of directors. Mr. Solon received the following payments in respect of his service as an employee and executive member of our board of directors in Fiscal Year 2021: (i) $150,000 as base salary, (ii) $96,450 as a discretionary bonus (which was paid in fully-vested shares of Class A common stock), (iii) an additional $10,000 end-of-year discretionary bonus, (iv) a $47,000 vehicle buy-out payment to Mr. Solon, (v) $19,294 in company-paid health insurance, and (vi) $265,618 in reimbursement of personal legal fees in connection with the IPO.

Narrative Disclosure to Director Compensation Table
Our non-employee directors are eligible to receive compensation for their service on our board of directors consisting of an annual cash retainer and an annual grant of time-based restricted stock units pursuant to the LTIP. Each non-employee director receives an annual cash retainer of $50,000, paid in four equal quarterly installments, and prorated for any partial year of service on our board of directors. Each non-employee director is entitled to additional cash compensation for service on a committee of our board of directors, paid in four equal quarterly installments and prorated for any partial year of service, as follows:
Committee/Role	Committee Compensation ($)
Audit Committee:
Chairperson	$25,000
Committee Member	$10,000
Compensation Committee:
Chairperson	$15,000
Committee Member	$7,000
Nominating and Corporate Governance Committee:
Chairperson	$15,000
Committee Member	$7,000
Each non-employee director also receives an annual award of time-based restricted stock units pursuant to the LTIP on or about the date of our annual stockholder meeting, which will vest on the annual stockholder meeting in the subsequent year. The grant date value of each such annual restricted stock unit award will equal approximately $150,000, provided, that the annual restricted stock unit award for Brad Forth, our chairman of our board of directors, the grant date value will equal approximately $450,000. Mr. Forth’s total annual compensation is $500,000. In the event a new non-employee director is elected or appointed to our board of directors, such director will be eligible to receive an annual restricted stock unit award for the year of election or appointment, prorated based on the months of service.
The nonemployee directors who are employees of Oaktree have agreed or are otherwise obligated to transfer all or a portion of the compensation they receive for their service as directors to Oaktree.
Our directors are eligible to be reimbursed for reasonable out-of-pocket expenses incurred to attend meetings or otherwise perform their duties consistent with service on our board of directors. Our directors are also entitled to the protection provided by the indemnification provisions in our bylaws. Our board of directors may revise the compensation arrangements for our directors from time to time.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Approval of Related Party Transactions
We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:
•	the related person’s relationship to us and interest in the transaction;
•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;
•	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director or director nominee;
•	the benefits to us of the proposed transaction;
•	if applicable, the availability of other sources of comparable products or services; and
•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.
The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit Committee determines in good faith.
In addition, under our Code of Ethics our employees, directors and executive officers must disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
Related Party Transactions
History of the Company and Partnership with Oaktree and Dean Solon
Dean Solon, the Founder, founded the business of the Company in 1996. On May 25, 2017, Oaktree purchased a majority of the ownership of Shoals Parent (as defined below) from Dean Solon, and he continues to be a significant shareholder of the Company.
Through our IPO and Follow-on Offering, Oaktree sold all of its common stock in the Company. As such, Oaktree no longer has any governing or nominating rights with respect to us and our Board.
Shoals Parent LLC Agreement
In connection with the IPO, Shoals, the Founder and certain executive officers, employees and their respective permitted transferees (collectively, the “Continuing Equity Owners,” which, for the avoidance of doubt, does not include Oaktree) entered into the third amended and restated limited liability company agreement of Shoals Parent LLC (“Shoals Parent”). Certain of our directors, executive officers, and beneficial owners of more than 5% of any class of our capital stock are Continuing Equity Owners and thus are parties to the Shoals Parent LLC Agreement.
As a result of the Organizational Transactions, including the entry into the Shoals Parent Agreement, we hold LLC Interests in Shoals Parent and are the sole manager of Shoals Parent. Accordingly, we operate and control all of the business and affairs of Shoals Parent and, through Shoals Parent and its operating subsidiaries, conduct our business.
As the sole manager of Shoals Parent, Shoals has the right to determine when distributions will be made to the unit holders of Shoals Parent and the amount of any such distributions (subject to the requirements with respect to the tax distributions described below). If Shoals authorizes a distribution, such distribution will be made to the holders of LLC Interests, including Shoals, pro rata in accordance with their respective ownership of Shoals Parent, provided that Shoals Technologies, Inc. as sole manager will be entitled to non-pro rata distributions for certain fees and expenses.
Shoals is a holding company and its principal asset is a controlling equity interest in Shoals Parent. As such, Shoals has no independent means of generating revenue. Shoals Parent is treated as a partnership for U.S. federal income tax purposes and, as such, will generally not be subject to U.S. federal income tax. Instead, taxable income will be allocated to holders of LLC Interests, including Shoals. Accordingly, Shoals will incur income taxes on its allocable share of any net taxable income of Shoals Parent and also incur expenses related to its operations. Pursuant to the Shoals Parent Agreement, Shoals Parent will make cash distributions to the owners of LLC Interests in an amount sufficient to fund their tax obligations in respect of the cumulative taxable income in excess of the cumulative taxable losses of Shoals Parent that is allocated to them, each as determined by applying certain assumptions, to the extent cash is available to fund such distributions and previous tax distributions from Shoals Parent have been insufficient. In addition to tax expenses, Shoals will also incur expenses related to its operations, plus payments under the Tax Receivable Agreement, which may be significant. Shoals intends to cause Shoals Parent to make distributions or, in the case of certain expenses, payments in an amount sufficient to allow Shoals to pay its taxes and operating expenses, including distributions to fund any ordinary course payments due under the Tax Receivable Agreement.
The Shoals Parent Agreement generally does not permit transfers of LLC Interests by Continuing Equity Owners, except for transfers to permitted transferees, transfers pursuant to the redemption right described below, transfers approved in writing by us, as sole manager, and other limited exceptions. In the event of a permitted transfer, such Continuing Equity Owner will be required to simultaneously transfer shares of Class B common stock to such transferee equal to the number of LLC Interests that were transferred. The Shoals Parent Agreement also provides that, as a general matter, an Continuing Equity Owner will not have the right to transfer LLC Interests if Shoals determines that such transfer would be prohibited by law or regulation, would violate other agreements with Shoals to which the Continuing Equity Owner may be subject, or would cause or increase the possibility for Shoals Parent to be treated as a “publicly traded partnership” taxable as a corporation for U.S. federal income tax purposes.
As described in further detail below, the Continuing Equity Owners may from time to time (subject to the terms of the Shoals Parent Agreement) exercise a right to require redemption of LLC Interests in exchange for cash or, at our election, shares of our Class A common stock on a one-for-one basis. We may alternatively acquire such LLC Interests for shares of our Class A common stock or cash in connection with any exercise of such right. We intend to treat such acquisitions of LLC Interests as direct purchases of LLC Interests from the Continuing Equity Owners for U.S. federal income and other applicable tax purposes. Shoals Parent (and each of its subsidiaries classified as a partnership for U.S. federal income tax purposes) intends to have in place an election under Section 754 of the Code effective for each taxable year in which an exchange of LLC Interests for Class A common stock or cash occurs. As a result, an exchange of LLC Interests is expected to result in (1) an increase in our proportionate share of the existing tax basis of the assets of Shoals Parent and its flow-through subsidiaries and (2) an adjustment in the tax basis of the assets of Shoals Parent and its flow-through subsidiaries reflected in that proportionate share (“Basis Adjustments”).
Any increases in our share of tax basis as a result of the purchase of LLC Interests or LLC Interest exchanges will generally have the effect of reducing the amounts that we would otherwise be obligated to pay thereafter to various tax authorities. Such basis increases may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.
The Shoals Parent Agreement provides a redemption right to the Continuing Equity Owners which entitles them to have their LLC Interests redeemed for, at our election (determined solely by a majority of our directors who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each LLC interest so redeemed, in each case in accordance with the terms of the Shoals Parent Agreement; provided that, at our election (determined solely by a majority of our directors who are disinterested), we may effect a direct exchange by Shoals of such Class A common stock or such cash, as applicable, for such LLC Interests. The Continuing Equity Owners may exercise such redemption right, subject to certain exceptions, for as long as their LLC Interests remain outstanding. In connection with the exercise of the redemption or exchange of LLC Interests (1) the Continuing Equity Owners will be required to surrender a number of shares of our Class B common stock registered in the name of such redeeming or exchanging Continuing Equity Owner, and therefore, will be transferred to the Company and will be canceled for no consideration on a one-for-one basis with the number of LLC Interests so redeemed or exchanged and (2) all redeeming members will surrender LLC Interests to Shoals Parent for cancellation.

Each Continuing Equity Owner’s exchange and redemption rights are subject to certain customary limitations, including the expiration of any contractual lockup period relating to the shares of our Class A common stock that may be applicable to such Continuing Equity Owner and the absence of any liens or encumbrances on such LLC Interests redeemed. Additionally, in the case we elect a cash settlement, such Continuing Equity Owner may rescind its redemption request within a specified period of time. Moreover, in the case of a settlement in Class A common stock, such redemption may be conditioned on the closing of an underwritten distribution of the shares of Class A common stock that may be issued in connection with such proposed redemption. In the case of a settlement in Class A common stock, such Continuing Equity Owner may also revoke or delay its redemption request if the following conditions exist: (1) any registration statement pursuant to which the resale of the Class A common stock to be registered for such Continuing Equity Owner at or immediately following the consummation of the redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (2) we failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such redemption; (3) we exercised our right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Continuing Equity Owner to have its Class A common stock registered at or immediately following the consummation of the redemption; (4) such Continuing Equity Owner is in possession of any material non-public information concerning us, the receipt of which results in such Continuing Equity Owner being prohibited or restricted from selling Class A common stock at or immediately following the redemption without disclosure of such information (and we do not permit disclosure); (5) any stop order relating to the registration statement pursuant to which the Class A common stock was to be registered by such Continuing Equity Owner at or immediately following the redemption shall have been issued by the SEC; (6) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A common stock is then traded; (7) there shall be in effect an injunction, a restraining order or a decree of any nature of any governmental entity that restrains or prohibits the redemption; (8) we shall have failed to comply in all material respects with our obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Continuing Equity Owner to consummate the resale of the Class A common stock to be received upon such redemption pursuant to an effective registration statement; or (9) the redemption date would occur three business days or less prior to, or during, a black-out period.
The Shoals Parent Agreement requires that in the case of a redemption by a Continuing Equity Owner we contribute cash or shares of our Class A common stock, as applicable, to Shoals Parent in exchange for an amount of newly-issued LLC Interests that will be issued to us equal to the number of LLC Interests redeemed from the Continuing Equity Owner. Shoals Parent will then distribute the cash or shares of our Class A common stock, as applicable, to such Continuing Equity Owner to complete the redemption. In the event of a redemption request by a Continuing Equity Owner, we may, at our option, effect a direct exchange by Shoals of cash or our Class A common stock, as applicable, for such LLC Interests in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Interests that we own equals the number of our outstanding shares of Class A common stock (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).
We may impose additional restrictions on exchanges or redemptions that we determine to be necessary or advisable so that Shoals Parent is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. As a holder exchanges LLC Interests and Class B common stock for shares of Class A common stock or a redemption transaction is effected, the number of LLC Interests held by Shoals is correspondingly increased as it acquires the exchanged LLC Interests or funds the redemption transaction, and a corresponding number of shares of Class B common stock are cancelled.
The Shoals Parent Agreement also requires that Shoals Parent take actions with respect to its LLC Interests, including issuances, reclassifications, distributions, divisions, or recapitalizations, such that (i) we at all times maintain a ratio of one LLC Interest owned by us, directly or indirectly, for each share of Class A common stock issued by us, and (ii) Shoals Parent at all times maintains (a) a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of LLC Interests owned by us and (b) a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing Equity Owners and the number of LLC Interests owned by the Continuing Equity Owners. As such, in certain circumstances we, as sole manager, have the authority to take all actions such that, after giving effect to all issuances, transfers, deliveries, or repurchases, the number of outstanding LLC Interests we own equals, on a one-to-one basis, the number of outstanding shares of Class A common stock.
Tax Receivable Agreement
We are parties to a tax receivable agreement with our Founder and Oaktree (the “Tax Receivable Agreement”). The Tax Receivable Agreement provides for the payment by us to our Founder and Oaktree, collectively, of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) Shoals’s allocable share of existing tax basis acquired in connection with the Transactions (including Blocker’s share of existing tax basis) and increases to such allocable share of existing tax basis, (ii) certain increases in the tax basis of assets of Shoals Parent and its subsidiaries resulting from purchases or exchanges of LLC Interests and (iii) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments that we make under the Tax Receivable Agreement (collectively, the “Tax Attributes”). The payment obligations under the Tax Receivable Agreement are not conditioned upon any LLC Interest holder maintaining a continued ownership interest in us or Shoals Parent and the rights of our Founder and Oaktree under the Tax Receivable Agreement are assignable. We expect to benefit from the remaining 15% of the tax benefits, if any, that we may actually realize.
For purposes of the Tax Receivable Agreement, the tax benefit deemed realized by us will generally be computed by comparing our actual income tax liability (calculated with certain assumptions) to the amount of such taxes that we would have been required to pay had there been no Tax Attributes; provided that, for purposes of determining the tax benefit with respect to state and local income taxes, we will use simplifying assumptions. The Tax Receivable Agreement will generally apply to each of our taxable years, beginning with the taxable year that the Tax Receivable Agreement is entered into. There is no maximum term for the Tax Receivable Agreement and the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an agreed-upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated with certain assumptions, including as to utilization of the Tax Attributes).
The actual Tax Attributes, as well as any amounts paid to our Founder and Oaktree under the Tax Receivable Agreement, will vary depending on a number of factors, including:
•
the timing of any future exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of Shoals Parent and its flow-through subsidiaries at the time of each exchange;

•
the price of shares of our Class A common stock at the time of any future exchanges—the Basis Adjustments are directly related to the price of shares of our Class A common stock at the time of future exchanges;

•
the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased tax deductions as a result of the Section 754 election mentioned above will not be available to generate payments under the Tax Receivable Agreement;

•
the amount and timing of our income—the Tax Receivable Agreement generally will require us to pay 85% of the tax benefits as and when those benefits are treated as realized by us under the terms of the Tax Receivable Agreement. If we do not have taxable income in a particular taxable year, we generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been actually realized. Nevertheless, any tax benefits that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be utilized to generate tax benefits in future (and possibly previous) taxable years. The utilization of any such tax attributes will result in payments under the Tax Receivable Agreement; and

•	applicable tax rates—the tax rates in effect at the time a tax benefit is recognized.
The payment obligations under the Tax Receivable Agreement are obligations of Shoals and not of Shoals Parent. Although the actual timing and amount of any payments that may be made under the Tax Receivable

Agreement will vary, we expect that the aggregate payments that we will be required to make to our Founder and Oaktree will be substantial. Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or to Shoals Parent, and to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us. We anticipate funding ordinary course payments under the Tax Receivable Agreement from cash flow from operations of Shoals Parent and its subsidiaries, borrowings under the New Senior Secured Credit Agreement and/or available cash.
We expect that the aggregate payments that we may make under the Tax Receivable Agreement will be substantial. Assuming no material changes in the relevant tax law, and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that future payments under the Tax Receivable Agreement are $156.4 million as of December 31, 2021. Future payments in respect of subsequent exchanges or financing would be in addition to these amounts and are expected to be substantial. The foregoing numbers are merely estimates—the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to Shoals by Shoals Parent are not sufficient to permit Shoals to make payments under the Tax Receivable Agreement after it has paid taxes.
For the year ended December 31, 2021, we expect that our payment under the Tax Receivable Agreement will be approximately $2.0 million, which amount will be due in February 2023.
The Tax Receivable Agreement generally provides that if (1) certain mergers, asset sales, other forms of business combination, or other changes of control were to occur; (2) we materially breach any of our material obligations under the Tax Receivable Agreement; or (3) we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate, and our obligations, or our successor’s obligations, under the Tax Receivable Agreement will accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement and, to the extent applicable, that any LLC Interests that have not been exchanged are deemed exchanged for the fair market value of our Class A common stock at the time of termination.
As a result of a change of control, material breach, or our election to terminate the Tax Receivable Agreement early, (1) we could be required to make cash payments to our Founder and Oaktree that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement and (2) we generally will be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a material adverse effect on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any cash payments previously made to our Founder and Oaktree pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently disallowed, in whole or in part, by the IRS or other applicable taxing authority. For example, if the IRS later asserts that we did not obtain a tax basis increase, among other potential challenges, then we would not be reimbursed for any cash payments previously made to our Founder and Oaktree pursuant to the Tax Receivable Agreement with respect to such tax benefits that we had initially claimed. Instead, any excess cash payments made by us pursuant to the Tax Receivable Agreement will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. Nevertheless, any tax benefits initially claimed by us may not be disallowed for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. Accordingly, there may not be sufficient future cash payments against which to net. The applicable U.S. federal income tax rules are complex, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings.
Under the Tax Receivable Agreement, we are required to provide Oaktree (or its successor) with a schedule setting forth the calculation of payments that are due under the Tax Receivable Agreement with respect to each taxable year in which a payment obligation arises within ninety (90) days after filing our U.S. federal income tax return for such taxable year. This calculation will be based upon the advice of our tax advisors. Payments under the Tax Receivable Agreement will generally be made within five (5) days after this schedule becomes final pursuant to the procedures set forth in the Tax Receivable Agreement, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points per annum from the due date (without extensions) of such tax return. Any late payments that may be made under the Tax Receivable Agreement will continue to accrue interest at a rate of LIBOR plus 500 basis points per annum until such payments are made, generally including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.
Registration Rights Agreement
We are parties to a registration rights agreement (the “Registration Rights Agreement”) with Oaktree and the Continuing Equity Owners. The Registration Rights Agreement provides the Founder with customary long form and short form demand registration rights, as well as customary shelf registration rights. The Registration Rights Agreement also provides the Continuing Equity Owners with customary “piggyback” registration rights. The Registration Rights Agreement provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.
Stockholders Agreement
We are party to a stockholders agreement with the Continuing Equity Owners and Oaktree (the “Stockholders Agreement”). The Stockholders’ Agreement governs matters related to our corporate governance, rights to nominate and designate directors and additional matters.
The Stockholders Agreement provides that for so long as the Founder owns at least 10% of the outstanding equity securities of the Company that are not shares of our Class A common stock awarded under an incentive equity plan, the Founder is entitled to nominate one director for election to our board of directors.
Pursuant to the Stockholders Agreement, the Company will use its best efforts to cause the election of the slate of nominees recommended by our board of directors which, subject to the fiduciary duties of the directors, will include the person nominated by the Founder in accordance with the Stockholders Agreement. Subject to the terms of the Stockholders Agreement, the Continuing Equity Owners agree to vote their shares in favor of the election of the director nominee designated by the Founder.
The Founder currently serves on our board of directors as the initial designee of the Founder. In the event that the Founder designee ceases to serve as a director, the Founder will be entitled to designate another nominee to fill the resulting vacancy.
The Stockholders’ Agreement will terminate as it relates to each stockholder at such time as such stockholder ceases to own any equity securities of the Company, except for the rights that will survive cessation of ownership of equity securities.
Limitation of Liability and Indemnification of Officers and Directors
Our certificate of incorporation and bylaws indemnify our directors and officers to the full extent permitted by the DGCL and our certificate of incorporation also allows our board of directors to indemnify other employees. This indemnification extends to the payment of judgments in actions against officers and directors and to reimbursement of amounts paid in settlement of such claims or actions and may apply to judgments in favor of the corporation or amounts paid in settlement to the corporation. This indemnification also extends to the payment of attorneys’ fees and expenses of officers and directors in suits against them where the officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. This right of indemnification is not exclusive of any right to which the officer or director may be entitled as a matter of law and shall extend and apply to the estates of deceased officers and directors.
We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type.
We believe that the limitation of liability and indemnification provisions in our certificate of incorporation, bylaws and insurance policies are necessary to attract and retain qualified directors and officers. However, these provisions may discourage derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required or allowed by these limitation of liability and indemnification provisions.
We are party to customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.
Other Related Party Transactions
Dean Solon, our Founder, was employed by us and served as a director for the 2021 fiscal year. For a detailed description of Dean Solon’s total 2021 compensation, see “Executive and Director Compensation - Director Compensation.”
George Solon and Valerie Solon, brother and sister of our Founder, respectively, were each employed by our subsidiaries, Shoals Technologies Group, LLC and Shoals Technologies, LLC for the 2021 fiscal year. George Solon served as the facilities manager and for the 2021 fiscal year received total compensation of: $100,000 in salary; $5,000 in bonus; and $289,349 in restricted stock units. Valerie Solon serves in Corporate Marketing and for the 2021 fiscal year received total compensation of: $100,000 in base salary; $130,500 in bonus; and $11,688,743 in restricted stock units.
Review, Approval or Ratification of Transactions with Related Persons
The audit committee of our board of directors has primary responsibility for reviewing and approving transactions with related parties. Our audit committee charter provides that the audit committee shall review and approve in advance any related party transactions.
We have a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our voting stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of our common stock as of February 22, 2022 for:
•	each person or group known to us who beneficially owns more than 5% of our common stock;
•	each of our directors;
•	each of our Named Executive Officers; and
•	all of our directors and executive officers as a group.
The numbers of shares of common stock beneficially owned and percentages of beneficial ownership are based on 167,067,870 shares of common stock outstanding as of February 22, 2022.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or restricted stock units (“RSUs”) that are currently exercisable or exercisable or will vest within 60 days of January 30, 2022 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Shoals Technologies Group, Inc., 1400 Shoals Way, Portland, Tennessee 37148.
Named of Beneficial Owner	Class A of Common Stock Beneficially Owned	Class B of Common Stock Beneficially Owned	Combined Voting Power(1)
5% Shareholders:
Dean Solon(2)	6,000,000	50,072,959	33.6%
BlackRock, Inc.(3)	19,878,401	—	11.9%
The Vanguard Group(4)	9,204,448	—	5.5%
Capital World Investors(5)	8,893,426	—	5.3%
Invesco Ltd.(6)	7,008,527	—	4.2%
ClearBridge Investments, LLC(7)	5,778,361	—	3.5%
Named Executive Officers and Directors:
Jason Whitaker(8)	691,827	816,180	*
Dr. Philip Garton(9)	127,842	639,707	*
Mehgan Peetz(10)	65,836	—	*
Brad Forth(11)	397,851	—	*
Peter Jonna	7,617	—	*
Peter Wilver	11,617	—	*
Ty Daul	10,156	—	*
Lori Sundberg	10,156	—	*
Toni Volpe	10,156	—	*
John White	98,621	—	*
Alan Neal	8,026	—	*
All executive officers and directors as a group (9 individuals)	1,333,058	1,455,887	1.7%
(1)
Represents the percentage of voting power of our Class A common stock and Class B common stock voting as a single class. Each share of Class A common stock entitles the holder to one vote per share, and each share of Class B common stock entitles the registered holder thereof to one vote per share on all matters presented to stockholders for a vote generally, including the election of directors. The Class A common stock and Class B common stock will vote as a single class on all matters except as required by law or our amended and restated certificate of incorporation.

(2)
Consists of (i) 60,000 shares of Class A common stock and 500,730 shares of Class B common stock held by Dean Solon, (ii) 1,980,000 shares of Class A common stock and 16,524,076 shares of Class B common stock held by Solon Holdco I, GP and (iii) 3,960,000 shares of Class A common stock and 33,048,153 shares of Class B common stock held by Solon Holdco II, GP. Each of Solon Holdco I, GP and Solon Holdco II, GP is controlled by its managing partner, Mr. Solon. As a result, Mr. Solon may be deemed to have beneficial ownership of the shares held directly by Solon Holdco I, GP and Solon Holdco II, GP.

(3)
Represents shares beneficially owned by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055. The foregoing information is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 27, 2022.

(4)
Represents shares beneficially owned by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355. The foregoing information is based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2022.

(5)
Represents shares beneficially owned by Capital World Investors, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071. The foregoing information is based solely on a Schedule 13G filed by Capital World Investors with the SEC on February 11, 2022.

(6)
Represents shares beneficially owned by Invesco Ltd., 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309. The foregoing information is based solely on a Schedule 13G filed by Invesco Ltd. with the SEC on February 14, 2022.

(7)
Represents shares beneficially owned by ClearBridge Investments, LLC, 620 8th Ave., New York, NY 10018. The foregoing information is based solely on a Schedule 13G filed by Capital World Investors with the SEC on February 10, 2022.

(8)
Consists of shares of Class B common stock held by Shoals Management Holdings LLC. Shoals Management Holdings LLC is controlled by its sole manager, Shoals Parent LLC. Mr. Whitaker is the Chief Executive Officer of Shoals Parent LLC and serves on the board of directors of Shoals Parent LLC. As such, Mr. Whitaker may be deemed to have beneficial ownership of the shares held directly by Shoals Management Holdings LLC.

(9)
Consists of shares of Class B common stock held by Shoals Management Holdings LLC. Shoals Management Holdings LLC is controlled by its sole manager, Shoals Parent LLC. Dr. Garton is the Chief Financial Officer of Shoals Parent LLC. As such, Dr. Garton may be deemed to have beneficial ownership of the shares held directly by Shoals Management Holdings LLC.

(10)	Consists of restricted stock units.
(11)
Consists of shares of Class B common stock held by Shoals Management Holdings LLC. Shoals Management Holdings LLC is controlled by its sole manager, Shoals Parent LLC. Mr. Forth serves on the board of directors of Shoals Parent LLC. As such, Mr. Forth may be deemed to have beneficial ownership of the shares held directly by Shoals Management Holdings LLC.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2022. Services provided to the Company and its subsidiaries by BDO USA, LLP for the years ended December 31, 2021 and 2020 are described below.
Fees and Services
The following table summarizes the aggregate fees for professional audit services and other services rendered by BDO USA, LLP for the years ended December 31, 2021 and 2020:
	2021	2020
Audit Fees(1)	$1,355,875	$1,369,000
Audit-Related Fees	$—	$—
Tax Fees(2)	$184,666	$149,000
All Other Fees	$—	$—
Total	$1,540,541	$1,518,000
(1)
Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and consultations on accounting matters directly related to the audit. Also includes fees for professional services rendered in connection with our secondary offering of common stock completed in July 2021.

(2)	Consist of aggregate fees for tax compliance, tax advice and related matters.
In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and the Company’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. Each year, the Audit Committee will pre-approve audit services, audit-related services and tax services to be used by the Company.
The Audit Committee approved all services provided by BDO USA, LLP. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.
Ratification of the appointment of BDO USA, LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the Company’s shareholders do not ratify the appointment of BDO USA, LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace BDO USA, LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.
THE AUDIT COMMITTEE AND THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022.

AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act or the Exchange Act that might incorporate by reference this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.
The Audit Committee oversees our financial reporting process and risk management program on behalf of the Board. This report reviews the actions taken by the Audit Committee with regard to our financial reporting process during fiscal 2021 and particularly with regard to the audited consolidated financial statements as of December 31, 2021 and 2020 and for the three years ended December 31, 2021.
The members of the Audit Committee are independent. None of the committee members is or has been an officer or employee of the Company or any of our subsidiaries or has any current business or any family relationships with the Company or any of its subsidiaries or affiliates.
Our management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.
The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
In addition, the Audit Committee reviewed the risk management program and discussed with management the relevant enterprise risk management policies and procedures.
The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures and the letter required by the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence. The Audit Committee also considered whether the provision of services during the fiscal year ended December 31, 2021 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.
Additionally, the Audit Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their observations on our internal controls and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
Audit Committee:
Peter Wilver, Chair
Ty Daul
Toni Volpe

OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. These filings are also available on our corporate website at https://investor.shoals.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION
The Company is paying the expenses of this solicitation. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile, email or other similar means.

SHOALS TECHNOLOGIES GROUP, INC.
51 MERCEDES WAY
EDGEWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/04/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - **Go to** – **www.virtualshareholdermeeting.com/SHLS2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/04/2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Class I Director Nominees

Nominees

01) Peter Wilver 02) Ty Daul 03) Toni Volpe

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000544532_1 R1.0.0.24

SHOALS TECHNOLOGIES GROUP, INC.
Annual Meeting of Shareholders
May 5, 2022 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jason Whitaker, Philip Garton, and Mehgan Peetz, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Shoals Technologies Group, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Shoals Technologies Group, Inc. to be held May 5, 2022 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

0000544532_2 R1.0.0.24

Continued and to be signed on reverse side